Exhibit 10.40

EMPLOYMENT AGREEMENT

This Agreement is made this 2nd day of April, 2012 (“Effective Date”), between SIRVA, INC., a Delaware corporation with its principal place of business located at                                                                               (the “Company”), and Linda Smith, an individual residing at 2975 Creek Tree Lane, Cumming, Georgia 30041 (“Executive”).

WITNESSETH:

The parties agree as follows:

1. EMPLOYMENT PERIOD

The Company shall employ Executive and Executive accepts such employment for a term beginning on the Effective Date and ending on January 1, 2017, upon the terms and conditions set forth herein, unless earlier terminated in accordance with the provisions of Section 5 herein (the “Employment Period”). Notwithstanding the foregoing, if Executive’s employment shall not have been terminated in accordance with the provisions of Section 5 herein on or before January 1, 2017, the Employment Period shall be automatically renewed for successive twelve (12) month terms commencing on January 1, 2017, and each anniversary thereof unless (a) Executive’s employment is terminated earlier in accordance with the provisions of Section 5 herein, or (b) the Company’s President and Chief Executive Officer (the “CEO”) notifies Executive in writing at least 60 days prior to any such extension of its determination to not have the Employment Period so extended. Any termination of Executive’s employment shall automatically end the Employment Period.

2. DUTIES OF EXECUTIVE

Executive shall be employed by the Company as Executive Vice President, CCO. Executive shall be a member of the Company’s Office of the President. Executive shall devote her full time and best efforts to the Company, except during periods of vacation, sick leave or disability. During the Employment Period, Executive shall be entitled to serve (1) as a member of the board of directors of a reasonable number of companies, and (2) on civic, charitable, educational, religious, public interest or public service boards (collectively, “Outside Activities”); provided that, in each case, (x) Executive obtains CEO approval before beginning any such service, and (y) such Outside Activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.

3. COMPENSATION

a) Base Salary. The Company shall pay Executive for all duties and services hereunder an annual base salary of three hundred and thirty thousand dollars ($330,000) (“Base Salary”), which shall be payable in accordance with general payroll practices of the Company. At least once each year, the Board shall review the performance of Executive to determine if any upward adjustments in her annual Base Salary are warranted. Once increased, the term “Base Salary” shall refer to the increased amount. For the sake of clarity, Executive’s annual Base Salary may not be decreased without Executive’s written consent.

b) Annual Sales Incentive Award Program. Executive is entitled to participate in an Annual Sales Incentive Award Program. The precise goals and metrics for this Annual Sales Incentive Award Program will be defined and agreed to by the CEO and the Executive.

i. General Parameters of Annual Incentive Award Program. The annual sales incentive award target shall be equal to One Hundred and Ninety-Eight Thousand dollars ($198,000) (the “Annual Incentive Award”) and paid annually in three equal installments based on the performance of Executive and the Company during the performance period as set forth below. The performance period is the calendar year (January to December). The performance criteria will be based on the Company’s Annual Operating Plan for the applicable calendar year and shall be mutually agreed to annually between the CEO and the Executive. For 2012, the Annual Incentive Award shall be prorated for 8/12 of a year.

ii. Annual Incentive Award Payments. Executive’s entitlement to the Annual Incentive Award payments is contingent upon Executive being employed by the Company at the time of the payments, or as otherwise provided in this Agreement, and meeting the applicable performance goals, and shall be paid as follows:

i) Payment #1: Upon completion of the annual audit for the year in which Annual Incentive Award criteria are measured, Executive shall receive a lump sum equivalent to one third (1/3) of the Annual Incentive Award.

ii) Payment #2: On August 1 following the year for which Annual Incentive Award criteria are measured, Executive shall receive a lump sum equivalent to one third (1/3) of the Annual Incentive Award.

iii) Payment #3: On December 31 following the year for which Annual Incentive Award criteria are measured, Executive shall receive the remaining lump sum equivalent to one third (1/3) of the Annual Incentive Award.

If Executive meets the mutually agreed upon goals and metrics at a 100% level, Executive shall be entitled to payment of 100% of the Annual Incentive Award. However, Executive can receive lower payments for a lower percentage level of performance compared to the agreed upon goals and metrics, or Executive can receive higher payments for a higher percentage level of performance compared to the agreed upon goals and metrics, in each case, based on the (1) CEO’s evaluation of Executive’s performance during the annual performance period, and (2) the Compensation Committee of the Board’s approval of the CEO’s recommendation.

c) Equity Award Program. Subject to the approval of the Compensation Committee of the Board, the Company will grant to the Executive 2,200 restricted shares of the Company’s common stock (the “Stock Grant”) on or about the Effective Date. The Stock Grant is subject to the terms and conditions of the Company’s Long Term Incentive Plan and a separate subscription agreement to be executed by the parties.

d) Fringe Benefits.

i. Pension. During the Employment Period and all extensions thereof, Executive shall be entitled to participate in the Company’s qualified pension plan and other benefit and retirement plans on the same basis as other senior executives of the Company.

ii. Health and Life Insurance. During the Employment Period and all extensions thereof, Executive shall be enrolled, and shall participate under the same terms as other executives and Directors of the Company, in the Company’s vacation and welfare benefit plans and programs (including, without limitation, the Company’s health, medical, dental, prescription, disability, and life insurance plan, and its Directors and Officers Liability Insurance programs), as the Company may, from time to time, make available generally to executive employees of the Company. In addition, the Company will reimburse Executive for the cost of an executive annual physical. Each such reimbursement shall be made by the end of the calendar year next following the year the physical was performed.

iii. Other Expense Reimbursements. Executive shall be authorized to incur travel expenses in connection with the performance of her duties for the Company in accordance with the authorization of the CEO and the expense reimbursement policies of the Company as in effect from time to time. The Company shall reimburse Executive in full for any and all of these business purchases in accordance with the CEO’s authorization and expense reimbursement policy then in effect.

4. RELOCATION

Executive shall be reimbursed for reasonable moving expenses associated with moving the Executive’s home in Atlanta, Georgia and townhome in Denver, Colorado to a new home in the Denver, Colorado area on or before March 31, 2015 provided that Executive signs the Company’s relocation payback agreement. Any such reimbursement shall be in accordance with the Company’s relocation policy provided to Executive.

5. TERMINATION

Executive’s employment shall be terminated before the end of the Employment Period on the following terms:

a. Termination in the Event of the Death or Complete Disability of Executive. Executive’s employment shall automatically terminate upon Executive’s death and the Company may terminate Executive’s employment in the event of her Complete Disability.

i. For purposes of this Agreement, “Complete Disability” means the physical or mental inability of Executive to perform her duties under the Agreement with or without reasonable accommodation for a period of 180 consecutive days or for any 270 non-consecutive days in any one year period.

ii. In the event of a termination due to the death or Complete Disability of Executive, the Company shall pay to Executive and/or her Estate a lump sum payment equal to all earned but unpaid Base Salary under Section 3(a) of this Agreement, all accrued but unpaid Annual Incentive Award payments under Section 3(b) of this Agreement, and all accrued but unpaid expenses and vacation due under Section 3(d) of this Agreement. Said lump sum payment shall be made within thirty (30) days following the date of Executive’s termination.

b. The Termination of Executive for Cause or by Executive without Good Reason. The Company may terminate Executive’s employment at any time for Cause and Executive may terminate her employment without Good Reason, as defined in Section 5(b)(i) or (d) below, by providing 60 days written notice to the Company.

i. For the purposes of this Agreement, termination for “Cause” shall mean termination based upon:

i) Executive’s continued intentional failure to substantially perform Executive’s duties under the Agreement that is not cured within 15 business days of written notice from the Company requesting such performance;

ii) Executive’s conviction of a criminal offense that involves dishonesty or moral turpitude materially affecting the Company, or of any felony;

iii) Executive’s material breach of any material provision of this Agreement that is not cured within 15 business days of written notice from the Company;

iv) Any material act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties to, or material deviation from any of the material policies or directives of, the Company that is not cured within 15 business days of written notice from the Company; and

v) Executive’s failure to reasonably cooperate in any audit or investigation of the business or accounting practices of the Company or its subsidiaries.

ii. If the Company terminates Executive’s employment for Cause, or Executive terminates her employment without Good Reason, the Company shall pay to Executive a lump sum payment equal to all earned but unpaid Base Salary under Section 3(a) of this Agreement, and all accrued but unpaid expenses and vacation due under Section 3(d) of this Agreement. Said lump sum payment shall be made within thirty (30) days following the date of Executive’s termination.

c. The Termination of Executive Without Cause. In the event the Company terminates Executive’s employment for a reason other than death, Complete Disability or for Cause, the Company shall pay to Executive a lump sum payment equal to all earned but unpaid Base Salary under Section 3(a) of this Agreement, all earned but unpaid Annual Incentive Award payments under Section 3(b) of this Agreement, and all accrued but unpaid expenses and vacation due under Section 3(d) of this Agreement. Said lump sum payment shall be made within thirty (30) days following the date of Executive’s termination. In addition, the Company shall provide Executive with the additional benefits specified in Section 5(e) below.

d. The Termination by Executive for Good Reason. Executive may terminate her employment for Good Reason in accordance with this Section 5(d).

i. For the purposes of this Agreement, termination by Executive for “Good Reason” shall mean termination based on the Company’s material breach of a material provision of this Agreement (whether intentional, reckless, or negligent) and/or the Company’s removal of Executive as a member of the Office of the President; provided, however, that no termination shall occur on that basis unless Executive provides the Company with advance written notice within ninety (90) days of the initial occurrence of the condition allegedly constituting Good Reason (which notice shall specify the acts or omissions that allegedly constitute Good Reason), and if the Company does not cure the breach within sixty (60) days of receipt of such notice, the Executive terminates her employment upon the expiration of such sixty day period.

ii. In the event of a termination by Executive for Good Reason, the Company shall pay to Executive a lump sum payment equal to all earned but unpaid Base Salary under Section 3(a) of this Agreement, all earned but unpaid Annual Incentive Award payments under Section 3(b) of this Agreement, and all accrued but unpaid expenses and vacation due under Section 3(d) of this Agreement. Said lump sum payment shall be made within thirty (30) days following the date of Executive’s termination. In addition, the Company shall provide Executive with the additional benefits specified in Section 5(e) below.

e. Additional Benefits in the Event of Termination Under Sections 5(c) and 5(d). If, during the Employment Period and any extensions thereof, the Company terminates Executive’s employment without Cause pursuant to Section 5(c), or Executive terminates her employment for Good Reason pursuant to 5(d), then, in the event Executive, within 45 days of her date of termination, executes, delivers and does not revoke a general release of claims in a form reasonably prescribed by the Company (“Release”) and such Release becomes irrevocable, during the one-year period following the termination of Executive’s employment (the “Severance Period”), the Company shall (i) pay Executive her annual Base Salary at her final rate of pay in accordance with Section 3(a) of this Agreement in substantially equal bi-weekly installments; and (ii) continue to provide Executive with the medical benefits set forth in Section 3(d)(ii) of this Agreement.

f. Additional Benefits in the Event of a Termination under Sections 5(c) and 5(d) following a Change in Control. If, during the Employment Period and any extensions thereof, a Change in Control (as that term is defined in the Company’s Long Term Incentive Plan) occurs, and within two (2) years following said Change in Control the Company terminates Executive’s employment without Cause pursuant to Section 5(c), or Executive terminates this Agreement for

Good Reason pursuant to Section 5(d), then, in the event Executive, within 45 days of her date of termination, executes, delivers and does not revoke a Release, Executive shall receive, in addition to the benefits described in Section 5(c) and Section 5(d) of this Agreement, a lump sum payment equal to one and a half (1.5) times her annual Base Salary at her final rate of pay in accordance with Section 3(a) of this Agreement. Said lump sum payment shall be made within thirty (30) days following the date the Release becomes irrevocable. For the sake of clarity, Executive shall not be entitled to the payments set forth in Section 5(e) of this Agreement if she becomes entitled to the benefit set forth in this Section 5(f).

g. Full Discharge. The amounts payable to Executive following termination of the Employment Period pursuant to this Section 5 shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims she may have in respect of her employment by the Company or any of its subsidiaries, and Executive acknowledges that such amounts are fair and reasonable, and her sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of her employment hereunder.

6. RESTRICTIVE COVENANTS

a) Non-Competition. In consideration of the Company entering into this Agreement, Executive hereby agrees and covenants that during the Employment Period and any extensions thereof and for a period of two (2) years thereafter (the “Restricted Period”), Executive shall not directly or indirectly, either for herself or for any other person, partnership, corporation or company, own, manage, control, participate in, consult with, render services for, permit her name to be used or in any other manner engage in any business or enterprise which provides, or which engages Executive in order to assist such business or enterprise in any manner with preparing or planning to provide, similar products and services to those provided by the Company or its subsidiaries or those which the Company or its subsidiaries are planning to provide, anywhere in the United States of America as of the date hereof, which generally includes relocation or moving solutions to customers (including program development and management, home purchase and home sales services, household goods moving, and/or mortgage services). For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner; provided that nothing herein shall prohibit Executive from having passive ownership of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. Executive agrees that the business of the Company and its subsidiaries, and the goodwill attributed thereto, has been carried on and/or currently extends across the entire United States, and further agrees that the covenants contained in this Agreement are reasonable with respect to its duration, geographical area and scope. Executive acknowledges the enforceability of these covenants and agrees that these covenants are necessary to protect the goodwill attributed to the business of the Company.

b) Non-Solicitation. In consideration of the Company entering into this Agreement, Executive hereby agrees and covenants that during the Restricted Period, Executive shall not directly or indirectly, whether on Executive’s own account or for the benefit of any other person or entity (i) solicit or attempt to solicit any employee of the Company or its subsidiaries to leave the employ of the Company or such subsidiary, or in any way unlawfully interfere with the relationship between the Company or its subsidiaries and any employee thereof, (ii) hire any person who is, or within the preceding 12 months was, an employee, independent contractor or consultant of the Company or its subsidiaries or (iii) solicit or attempt to solicit any customer of the Company or its subsidiaries to cease doing business with the Company or such subsidiary or otherwise call-on, solicit or in any other way interfere with the relationship between any such customer and the Company or its subsidiaries.

c) Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations and photographs that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made or reduced to writing or practice during Executive’s employment with the Company or its subsidiaries, except intellectual property that has no relation to the Company, its subsidiaries or any of its customers that she developed purely on her own time and at her own expense, shall be the sole and exclusive property of the Company, and Executive hereby assigns all of her rights, title and interest in any such intellectual property to the Company.

d) Return of Company Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Executive and utilized by Executive in the course of Executive’s employment with the Company or any of its subsidiaries shall remain the exclusive property of the Company. Executive shall return such property that is in Executive’s possession or control promptly after receipt of a written request from the Company. Anything to the contrary notwithstanding, nothing in this Section 6(d) shall prevent Executive from retaining materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to Executive’s compensation or relating to reimbursement of expenses, information that Executive reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to Executive’s employment.

e) Non-Disparagement. During the Employment Period and thereafter, Executive agrees not to make any public statement that is intended to or could reasonably be expected to disparage the Company or its subsidiaries or their directors, officers, employees, products or services. During the Employment Period and thereafter, the Company agrees that it shall not make a public statement that is intended to or could reasonably be expected to disparage Executive. Notwithstanding the foregoing, nothing in this Section shall prevent any person from (i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator or administrative of legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

f) Enforcement. This Section 6 and Section 7 shall survive the termination of this Agreement for any reason. If, at the time of enforcement of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information (as defined below) (including, without limitation, trade secrets) of the Company, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, (a) terminate further severance payments and benefits payable pursuant to this Agreement and (b) apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). During the Restricted Period, Executive shall be required to provide a copy of the Restrictive Covenants contained in this Section 6 and Section 7 to any potential employer prior to accepting employment with such employer.

7. CONFIDENTIAL INFORMATION

During the Employment Period and any extensions thereof, Executive will have access to certain Confidential Information. “Confidential Information” includes all trade secrets of Company and any information or item to which the Company limits access, to any extent, either internally or externally, or designates as “Confidential” in accordance with Company policy. Executive agrees to hold all Confidential Information in strict confidence and will not use Confidential Information other than for the Company’s benefit Executive will not disclose Confidential Information to any other person without the prior written consent of the Company.

8. INDEMNIFICATION

The Company shall indemnify, defend, and hold Executive harmless to the fullest extent permitted by law from and against any and all losses, damages, expenses, claims, fines, penalties, forfeitures, liquidated damages and causes of action of every type and character, civil or criminal, arising out of, or in connection with, the Company’s business and/or Executive’s duties on behalf of herself and the Company; provided that this indemnity shall not apply in respect of any action or claim by the Company against Executive or by Executive against the Company. Also, Company will provide Executive with Directors and Officers Insurance Coverage for Executive on terms at least as favorable as the coverage for other Members of the Board, during and after the Employment Period. It is expressly understood and agreed that the Company’s obligation to indemnify Executive as provided in this Agreement shall survive the termination of this Agreement.

9. JURISDICTION

The parties further agree that this Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Illinois. Each of the parties agrees that any dispute between the parties shall be resolved only in the state or federal courts of the State of Illinois. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for herself or itself in any proceeding relating to this Agreement or Executive’s employment by the Company or its subsidiaries, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the state and/or federal courts of the State of Illinois, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Illinois state or federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that she or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or its subsidiaries, or her or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at her or its address as provided in Section 10; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Illinois.

10. NOTICE

Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be sent by hand delivery, certified mail, overnight mail, or fax, to the following:

If to the Company:

SIRVA, INC.

5001 US Highway 30 West

Fort Wayne, IN 46818

Attention: General Counsel, Corporate

tel: (260) 429-2234

fax: (260) 247-3116

If to Executive:

tel:

fax:

Notice shall be deemed to have been given (i) when delivered by hand; (ii) two business days after being mailed by United States certified mail; (iii) one business day after being sent by overnight delivery; or (iv) when faxed with confirmation of delivery.

11. BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

12. COOPERATION

Executive agrees that, during the Employment Period and any extensions thereof, for (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding, (i) Executive shall not communicate with anyone (other than Executive’s attorneys and tax and/or financial advisors and except to the extent Executive determines in good faith is necessary in the performance of Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliates, other than any litigation or other proceeding in which Executive is a party-in-opposition, without giving prior notice to the Company or the Company’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from Executive (other than in connection with any litigation or other proceeding in which Executive is a party-in-opposition) with respect to matters Executive believes in good faith are related to such litigation or other proceeding, Executive shall promptly so notify the Company’s counsel. Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of Executive’s employment to the extent the Company pays all reasonable expenses Executive incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Executive in good faith) with Executive’s personal or professional schedule.

13. RIGHT TO ASSIGN

Neither party shall have the right to assign this Agreement without the express written consent of the other party; provided that the Company may assign this Agreement in connection with a merger or a sale of all or substantially all of the assets of the Company.

14. HEADINGS AND CAPTIONS

Captions of the sections of this Agreement are for convenience and reference only, and the words contained shall not be held to modify, amplify, or aid in the interpretation of the provisions of this Agreement.

15. COUNTERPARTS

This Agreement may be executed in multiple counterparts, any one of which shall constitute an original of this contract.

16. NON-WAIVER

No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

17. REPRESENTATIONS

Executive represents and warrants to the Company that Executive is not subject to any contract, agreement, judgment, order or decree of any kind, or any restrictive agreement of any character, that restricts Executive’s ability to perform her obligations under this Agreement or that would be breached by Executive upon her performance of her duties pursuant to this Agreement. This Agreement shall be rendered immediately null and void in the event of any violation of the foregoing representations. Executive represents and warrants to the Company that Executive does not have, and will not use in the course of her duties with the Company, any confidential information of a predecessor employer.

18. SEVERABILITY

If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or enforceable, it shall be modified to the extent necessary to be enforceable (provided the modifications reflect the original intent of the parties) and, if not enforceable under applicable law, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

19. MODIFICATION

This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, cancelled, or waived in whole or in part, except by a written instrument signed by the parties hereto.

20. TAX WITHHOLDINGS

The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.

21. ENTIRE AGREEMENT

This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto in reference to all the matters referred to herein, and any previous discussions, promises, representations, and understanding relative thereto are merged into the terms of this Agreement and shall have no further force and effect.

SIRVA, INC.

/s/ Wes Lucas
Wes Lucas
Chief Executive Officer

LINDA SMITH

/s/ Linda Smith
Linda Smith
Executive